FOR IMMEDIATE RELEASE

Contact:
Brookdale Senior Living Inc.
Ross Roadman  615-564-8104

Brookdale Announces Completion of Financing Transaction

Nashville, TN, August 2, 2011 – Brookdale Senior Living Inc. (NYSE: BKD) announced today that the Company obtained a 7-year $437.8 million first mortgage credit facility from Oak Grove Capital through the Fannie Mae DUS program.  75% of the facility bears interest at a fixed rate of 4.25% and the remaining 25% bears interest at a variable rate of 30 day LIBOR plus a margin of 182 basis points.  The facility amount is based on a 55% loan-to-value ratio applied to the appraised value of the secured properties and includes certain substitution and “borrow-up” provisions, as well as capacity for expansion.  In connection with the transaction, the Company simultaneously repaid $445.2 million of mortgage debt which was scheduled to mature in February and August 2012.

Bill Sheriff, Brookdale’s CEO, commented, “We have now eliminated all of the Company’s 2012 mortgage debt maturities (other than periodic, scheduled principal amortization) and a portion of the Company’s 2013 maturities. Since the beginning of the year, we have repaid $845.5 million of debt and obtained new financings of $782.0 million, for a net reduction of $63.4 million while also unencumbering assets that can be used to add borrowing capacity under the Company’s secured line of credit.  Moreover, through the use of convertible senior notes and lower leverage mortgage debt, and despite today’s extremely low variable rates, we have managed to reduce our interest cost by approximately $1.7 million per year while replacing debt that was primarily variable with debt that is mostly fixed.”

About Brookdale

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 557 communities in 33 states and the ability to serve approximately 51,000 residents.

For more information regarding Brookdale and to be added to our email distribution list, please visit www.brookdaleliving.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our ability to secure financing or repay, replace or extend existing debt at or prior to maturity and our expectations regarding financings and refinancings of assets and their effect on our results.  Words such as “expect(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. We can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the risk associated with the current global economic crisis and its impact upon capital markets and liquidity, the risk that we may not be able to extend (or refinance) debt as it matures, the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us, our ability to obtain additional capital on terms acceptable to us, and other risks detailed from time to time in our filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.